Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 19, 2015, with respect to the balance sheets of Wells Fargo Merchant Services, LLC as of December 31, 2014 and 2013, and the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

September 11, 2015